PROSPECTUS SUPPLEMENT
(To Prospectus dated October 20, 1999, as supplemented by the Prospectus Supplement dated March 8, 2000)


                         924,667 NEW FELINE PRIDES(sm)
                              CENDANT CORPORATION


      This is an offering of 924,667 new FELINE PRIDES of Cendant
Corporation, a Delaware corporation. The new FELINE PRIDES consist of units referred to as new Income PRIDES and new Growth PRIDES.

      Pursuant to a stipulation of settlement agreement we have entered, the material terms of which are described in the accompanying prospectus, the court issued an order approving the issuance of up to 24,631,234 rights to authorized claimants under the settlement agreement. Those rights were first distributed on March 14, 2000.

      On July 10, 2000, the court issued an order approving the expansion of the settlement class to include additional authorized claimants and, pursuant to this order, 1,387,000 additional rights are being issued to these additional authorized claimants in accordance with the settlement agreement.

      Investing in the new FELINE PRIDES involves risks. See "Risk Factors" beginning on page 17 of the accompanying prospectus.

      Two new Income PRIDES or two new Growth PRIDES will be issued by us upon the exercise of three rights, which have been issued in accordance with the settlement agreement, and other consideration, as further described in the accompanying prospectus.

      This prospectus supplement updates our prospectus dated October 20, 1999, as supplemented by the first prospectus supplement dated March 8, 2000. This prospectus supplement is not complete without the prospectus, as supplemented by the first prospectus supplement, and should be read in conjunction therewith. This prospectus supplement is qualified by reference to the prospectus, as supplemented by the first prospectus supplement, except to the extent that the information contained herein supersedes the information contained therein. We have not authorized anyone to deliver or use this prospectus supplement without the prospectus, as supplemented by the first prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the first prospectus supplement or the prospectus to which they relate. Any representation to the contrary is a criminal offense.


           The date of this prospectus supplement is July 27, 2000.










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SM Service Mark of Merrill Lynch & Co., Inc.